EXHIBIT 99.1

Larry J. Hochberg
______________________________________________________________________

                                        ONE NORTHFIELD PLAZA SUITE 210
                                            NORTHFIELD, ILLINOIS 60093
                                                        (847) 501-6190


                            March 6, 2001


Mr. Robert Levy
Harris Associates
2 North LaSalle Street, Suite 500
Chicago, Illinois 60602-9950

Dear Bob:

     Please accept this letter for the purpose of providing you instructions to effect a written plan for trading securities under SEC Rule 10b5-1(c) for the sale of Gart Sports Company ("Gart") common stock, par value $.01 per share (the "Common Stock") held in my Harris Associates Revocable Trust account. My plan is as follows:

     1. Sell 70,000 shares of Gart Common Stock at a price of at least $14.10 per share as soon as possible starting on the second day following the date of this letter.

     2. Sell an additional 70,000 shares of Gart Common Stock at a price of at least $17.10 per share, as soon as possible starting on the second day following the date of this letter.

     3. All sales are to be made subject to and in compliance with SEC Rule 144.

     4. All such sales are to be made on or before June 30, 2001 and no sales are to be made pursuant to this plan after that date.

     You are hereby directed to sell shares of Common Stock held in my Harris Associates Revocable Trust account to effect and in accordance with the terms of this plan.

     Should you have any questions regarding this plan, please contact Ben Beavers or Kate McQueen at Gresham Financial Management at (312) 960-0200.


                              Sincerely yours,



                              /s/ Larry J. Hochberg
                              --------------------------
                              Larry J. Hochberg